EXHIBIT 11
                                  DIACRIN, INC.
                  COMPUTATION OF NET LOSS PER COMMON SHARE (1)




                                                                      Year Ended December 31,
                                                          ----------------------------------------------
                                                              1995             1996             1997
                                                          ------------     ------------     ------------
Net Loss                                                  $ (5,712,717)    $ (4,984,799)    $ (2,351,464)
                                                          ============     ============     ============

Weighted Average Common and
      Common Equivalent Shares:

Weighted Average Common Stock
      Outstanding During the Period                            379,131       11,286,074       13,235,286

Conversion of Preferred Stock
      into Common Stock                                      6,693,121          841,212              -

Conversion of Convertible Notes Payable
      into Common Stock                                      2,799,999          351,912              -

Dilutive Effect of Common Equivalent Shares
      Issued Subsequent to December 1, 1994 (2)                181,426           21,315              -

                                                          ------------     ------------     ------------
                                                            10,053,677       12,500,513       13,235,286
                                                          ============     ============     ============

Net Loss Per Common Share                                 $       (.57)    $       (.40)    $       (.18)
                                                          ============     ============     ============



(1) Fully diluted net loss per share has not been separately presented, as the amounts would not be meaningful.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options and warrants issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods prior to the effectiveness of the Registration Statement. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.